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                                                                    EXHIBIT 99.1


CONTACT:  Rob Damron
          Investor Relations Representative
          Bell Microproducts Inc.
          (414) 224-1668
          ir@bellmicro.com
          Website: http://www.bellmicro.com

FOR IMMEDIATE RELEASE

       BELL MICROPRODUCTS PROPOSES CONVERTIBLE SUBORDINATED NOTES OFFERING

SAN JOSE, Calif., March 1 /PRNewswire-FirstCall/ -- Bell Microproducts Inc.(NASDAQ-NMS:BELM) (Nasdaq: BELM) announced today that it intends to offer, subject to market conditions and other factors, $75 million aggregate principal amount of Convertible Subordinated Notes due 2024, plus up to an additional $15 million of notes subject to the initial purchaser's option. Notes will be issued in a private placement and are expected to be resold by the initial purchaser to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible into the company's common stock under certain circumstances at a conversion price to be determined. The offering is expected to close during the first week of March.

Bell Microproducts intends to use the net proceeds from the offering to repay amounts outstanding under its working capital facilities and other debt obligations.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities to be offered will not be registered under the Security Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, our completion of the offering of Convertible Subordinated Notes is subject to various risks, including prevailing conditions in the public capital markets. There can be no assurance that the offering will be successfully completed. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.